UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

AIRSPAN NETWORKS INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of the Company took the following actions with respect to executive compensation.

The Committee ratified and approved target bonus amounts and the performance criteria applicable to the Company’s 2008 bonus plan that certain Company employees, including its executive officers, are eligible to earn for 2008 (the “Bonus Plan”).

Bonuses payable to participants under the Bonus Plan are based on a formula that takes into account the Company’s achievement of certain performance goals established by the Committee, the achievement of certain personal goals established by, or under the direction of, the Committee and each participant’s position within the Company. The performance goals are based on targets relating to the Company’s revenue, gross profit, scalability and share price performance in 2008. A participant’s bonus ranges from 10% to 50% of salary for 100% achievement of performance goals and 10% for 100% achievement of personal goals.

Assuming the Company meets all performance goals specified in the Bonus Plan, the components related to revenue, gross profit, scalability and share price performance would each dictate 25% of the amount of each participant’s bonus award. Actual bonuses payable may be higher or lower depending on the Company’s level of success with respect to each of the performance goals.

Bonuses can be earned quarterly based on the revenue and gross profit goals for up to 20% of that bonus element. Payment of any such quarterly financial goal bonuses are expected to be made in cash in quarterly installments, after approval by the Committee.

Actual amounts payable under the Bonus Plan are based upon the extent to which performance under each of the foregoing criteria meets, exceeds or is below target.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS INC.

By:	/s/ David Brant
David Brant Senior Vice President and Chief Financial Officer

Date: February 1, 2008